September 2015 MSELN-183-C Registration Statement No. 333-203433 PRICING SUPPLEMENT Dated September 30, 2015 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in International Equities

$4,257,940 PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund, due January 5, 2017
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are unsubordinated unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the price of the underlying shares has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, if the price of the underlying shares has decreased, investors will lose 1% for every 1% decline in the price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of positive performance of the underlying shares. The underlying shares are designed to provide exposure to a segment of the Japanese equity markets while attempting to mitigate the effects of future movements of the Japanese yen relative to the U.S. dollar as described herein. The PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series G program. All payments on the PLUS are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying shares:	Shares of the WisdomTree® Japan Hedged Equity Fund (Bloomberg symbol: “DXJ”) (the “Fund”)
Aggregate principal amount:	$4,257,940
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	September 30, 2015
Issue date:	October 5, 2015
Maturity date:	January 5, 2017, subject to adjustment as described in “Additional Information About the Securities” below.
Payment at maturity:
If the final share price is greater than the initial share price,
                $10 + $10 × leverage factor × fund return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
                $10 + $10 × fund return
Under this circumstance, the payment at maturity will be less than or equal to the stated principal amount of $10. You will lose some or all of the principal amount if the final share price is less than the initial share price.

Maximum payment at maturity:	$12.00 per PLUS (120.00% of the stated principal amount)
Leverage factor:	300%
Fund return:	(final share price - initial share price) / initial share price
Initial share price:	$48.66, which was the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on that date
Valuation date:	December 30, 2016, subject to adjustment for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares, see “Additional Terms of the PLUS - Adjustment factor” below.
CUSIP/ISIN:	78013D730 / US78013D7306
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per PLUS	$10.000	$0.175(1)
		$0.050(2)	$9.775
Total	$4,257,940.000	$74,513.950
		$21,289.700	$4,162,136.350
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.225 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.175 for each PLUS that MSWM sells.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each PLUS.
The initial estimated value of the PLUS as of the date of this document is $9.6288 per $10 PLUS, which is less than the price to public. The market value of the PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

An investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 6, beginning on page S-1 of the accompanying prospectus supplement, and beginning on page 1 of the prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
 Please also see “Additional Terms of the PLUS” in this document.
Prospectus Supplement dated April 30, 2015
Prospectus dated April 30, 2015
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund, due January 5, 2017 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity.

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

▪
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares.

Maturity:	Approximately 15 months
Leverage factor:	300% (applicable only if the final share price is greater than the initial share price)
Maximum payment at maturity:	$12.00 per PLUS (120.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None

WisdomTree® Japan Hedged Equity Fund

The WisdomTree® Japan Hedged Equity Fund is an exchange-traded fund that is designed to provide exposure to certain dividend-paying Japanese companies while attempting to mitigate the effects of currency fluctuations.  Apart from this currency effects mitigating feature, an investment linked to the Fund does not provide any hedging benefits to the exposure to the Japanese equities constituting the Fund.

The Fund seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the WisdomTree® Japan Hedged Equity Index (the “Underlying Index”).  The Underlying Index is designed to provide exposure to certain dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar through exposures to the 1-month forward currency exchange rate between the Japanese yen and the U.S. dollar and the Fund attempts to mirror this currency mitigation feature by entering into forward currency contracts or futures contracts on the Japanese yen.  The Fund generally uses a “representative sampling” strategy to track the performance of the Underlying Index, meaning it generally will invest in a sample of securities in the Underlying Index whose risk, return and other characteristics generally resemble the risk return and other characteristics of the Underlying Index as a whole.  The Fund’s currency mitigation feature may not offset the actual fluctuations between the Japanese yen and the U.S. dollar and a decline in the value of the Japanese yen relative to the U.S. dollar could result in a decline in the value of the Fund and, therefore, could result in a loss at maturity on your investment in the PLUS.

An investment in the PLUS is not a “hedged” investment in the Underlying Index or the stocks constituting such index. Your entire investment is at risk and you may remain exposed to the currency exchange rate risk with respect to the Japanese yen relative to the U.S. dollar.  The strategies employed by the Fund and Underlying Index to minimize the impact of changes in the value of the Japanese yen against the U.S. dollar may not be successful.  See “Information About the WisdomTree® Japan Hedged Equity Fund.”  Also see “Risk Factors—The PLUS are subject to currency hedge risk” herein.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

These PLUS offer leveraged exposure to the performance of the underlying shares.  In exchange for enhanced performance of 300% of the appreciation of the underlying shares, investors forgo performance above the maximum payment at maturity of $12.00 per PLUS and are fully exposed to any negative performance of the underlying shares.  At maturity, if the price of the underlying shares has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. If the value of the underlying shares remains unchanged, investors will receive the stated principal amount. However, if the price of the underlying shares has decreased, investors will lose 1% for every 1% decline in the price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment.

Leveraged Upside Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of positive performance.

Upside Scenario
The price of the underlying shares increases and, at maturity, we will pay the stated principal amount of $10 plus 300% of the fund return, subject to the maximum payment at maturity of $12.00 per PLUS (120.00% of the stated principal amount).

Par Scenario	The final share price is equal to the initial share price. In this case, you receive the stated principal amount of $10 at maturity.

Downside Scenario
The price of the underlying shares declines and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the price of the underlying shares from the initial share price. There is no minimum payment at maturity.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our Senior Global Medium-Term Notes, Series G, of which the PLUS are a part. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Wealth Management are offering to sell the PLUS and seeking offers to buy the PLUS only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated April 30, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

•	Prospectus Supplement dated April 30, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing price of the underlying shares. The graph is based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$12.00 per PLUS (120.00% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the final share price is greater than the initial share price, then investors would receive the $10 stated principal amount plus a return reflecting 300% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final share price of 106.67% of the initial share price.

▪	If the underlying shares appreciate 5%, the investor would receive a 15% return, or $11.50 per PLUS, or 115% of the stated principal amount.

▪	If the underlying shares appreciate 12%, the investor would receive only the maximum payment at maturity of $12.00 per PLUS, or 120.00% of the stated principal amount.

▪	Par Scenario. If the final share price is equal to the initial share price, the investor would receive an amount equal to the $10 stated principal amount.

▪
Downside Scenario. If the final share price is less than the initial share price, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

▪	If the underlying shares depreciate 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in the PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the PLUS are also exposed to further risks related to the issuer of the PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances.

▪
The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the full decrease in the value of the underlying shares over the term of the PLUS.  There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.00 per PLUS, or 120.00% of the stated principal amount.  Although the leverage factor provides 300% exposure to any increase in the price of the underlying shares as of the valuation date above the initial share price, because the payment at maturity will be limited to 120.00% of the stated principal amount, any increase in the final share price over the initial share price by more than 6.67% of the initial share price will not further increase the return on the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the PLUS in the secondary market, including:

▪	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares;

▪	dividend yields on the underlying shares and on the securities represented by the underlying index;

▪	market interest rates;

▪	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

▪	time remaining to maturity;

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the Japanese securities markets generally and which may affect the final share price of the underlying shares; and

▪	the exchange rates between the U.S. dollar and the Japanese yen.

The price of the underlying shares may be volatile, and you should not take the historical prices of the underlying shares as an indication of future performance.  See “Information About the WisdomTree® Japan Hedged Equity Fund” below.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the PLUS.

▪
The initial estimated value of the PLUS is less than the price to the public. The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the PLUS in any secondary market (if any exists) at any time.  If you attempt to sell the PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the underlying shares, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the PLUS. These factors, together with various credit, market and economic factors over the term of the PLUS, are expected to reduce the price at which you may be able to sell the PLUS in any secondary market and will affect the value of the PLUS in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the PLUS. In addition to bid-ask spreads, the value of the PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the PLUS and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your PLUS to maturity.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
Our initial estimated value of the PLUS is an estimate only, calculated as of the pricing date. The initial estimated value of the PLUS is based on the value of our obligation to make the payments on the PLUS, together with the mid-market value of the derivative embedded in the terms of the PLUS.  See “Structuring the PLUS” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the PLUS.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the PLUS or similar securities at a price that is significantly different than we do.

The value of the PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your PLUS.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  RBCCM may, but is not obligated to, make a market in the PLUS, and, if it chooses to do so at any time, it may cease doing so.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimated of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of the underlying shares on the valuation date, subject to adjustment for non-business days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases on the valuation date to a price that is less than the initial share price, the payment at maturity will be less, and may be significantly less than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.

▪
An investment in the PLUS is subject to risks associated with non-U.S. securities markets. The Underlying Index tracks the value of certain Japanese securities. You should be aware that investments in securities linked to the value of non-U.S. equity securities involve particular risks. The Japanese securities markets comprising the Underlying Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect the Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in Japan are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
The PLUS are subject to currency hedge risk.  The Underlying Index provides exposure to Japanese equity markets, and also seeks to minimize exposure to fluctuations of the exchange rate between the Japanese yen and the U.S. dollar. The Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the Underlying Index. In order to track the Underlying Index, the Fund intends to enter into forward currency contracts or currency futures contracts that ware designed to reflect the Underlying Index’s attempt to minimize the effect of fluctuations of the currency exchange rate between the Japanese yen and the U.S. dollar. While the Fund and the Underlying Index are designed and intended to have higher returns when the U.S. dollar strengthens relative to the Japanese yen as compared to a similar unhedged investment, various factors relating to trading in international currencies may prevent the Fund and the Underlying Index from fully reducing exposure to the risk of the U.S. dollar strengthening relative to the Japanese yen, which may adversely impact the value of the PLUS.  The Fund and the Underlying Index are also designed and intended to have lower returns when the U.S. dollar is weakening relative to the Japanese yen.  As a result, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact on the value of the PLUS (as compared to returns of a similar unhedged investment).

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
Changes that affect the Underlying Index will affect the market value of the PLUS and the amount you will receive at maturity.  The policies of Wisdom Tree Investments, Inc. (“WTI”), the provider of the of the Underlying Index, concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Fund, the amount payable on the PLUS at maturity, and the market value of the PLUS prior to maturity. The amount payable on the PLUS and their market value could also be affected if WTI changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if WTI discontinues or suspends the calculation or publication of the Underlying Index.

▪
Adjustments to the Fund could adversely affect the PLUS.  Wisdom Tree Asset Management, Inc. (“WTAM”), as the investment advisor of the Fund, is responsible for calculating and maintaining the Fund. WTAM can add, delete or substitute the stocks comprising the Fund. WTAM may make other methodological changes that could change the price of the underlying shares at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the PLUS.

▪
Investing in the PLUS is not equivalent to investing in the underlying shares. Investing in the PLUS is not equivalent to investing in the Fund or its component securities. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities that constitute the Fund.

▪
We have no affiliation with WTI and will not be responsible for any actions taken by WTI.  WTI is not an affiliate of ours and will not be involved in the offering of the PLUS in any way. Consequently, we have no control over the actions of WTI, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. WTI has no obligation of any sort with respect to the PLUS. Thus, WTI has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the PLUS. None of our proceeds from the issuance of the PLUS will be delivered to WTI.

▪
We and our affiliates do not have any affiliation with WTAM and are not responsible for its public disclosure of information.  We and our affiliates are not affiliated with WTAM in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Fund. WTAM is not involved in the offering of the PLUS in any way and has no obligation to consider your interests as an owner of the PLUS in taking any actions relating to the underlying shares that might affect the value of the PLUS.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about WTAM or the Fund contained in any public disclosure of information.  You, as an investor in the PLUS, should make your own investigation into the underlying shares.

▪
The underlying shares and the Underlying Index are different and the performance of the underlying shares may not correlate with that of the Underlying Index.  The performance of the underlying shares may not exactly replicate the performance of the Underlying Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the Underlying Index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the underlying shares and the Underlying Index or due to other circumstances.  The Fund generally uses a “representative sampling” strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the Underlying Index whose risk, return and other characteristics generally resemble the risk return and other characteristics of the Underlying Index as a whole.  Under normal circumstances, at least 95% of the Fund’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the Underlying Index and investments that have economic characteristics substantially identical to those of such component securities.  A “representative sampling” strategy generally can be expected to produce a greater tracking error.  In addition, the Fund may not be able to replicate the currency hedge strategy employed by the Underlying Index.

▪
The Fund is subject to management risks.  The Fund is subject to management risk, which is the risk that WTAM’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, WTAM may invest a portion of the Fund’s assets in securities not included in the relevant industry or sector but which WTAM believes will help the Fund track the relevant industry or sector.

▪
Historical prices of the underlying shares should not be taken as an indication of their future prices during the term of the PLUS. The trading prices of the equity securities comprising the Fund will determine the price of the underlying shares at any given time. As a result, it is impossible to predict whether the price of the underlying shares will rise or fall. Trading prices of the equity securities comprising the Fund will be influenced by complex and interrelated political, economic, financial and other factors.

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS. One or more of our subsidiaries and/or third party dealers expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the Fund or its component securities), including trading in those securities as well as in other related instruments. Some of our subsidiaries also trade those securities and other financial instruments related to the Fund on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and, therefore, could have increased the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

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Our business activities may create conflicts of interest. We and our affiliates may engage in trading activities related to the underlying shares or the securities held by the Fund that are not for the account of holders of the PLUS or on their behalf. These trading activities may present a conflict between the holders’ interest in the PLUS and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the PLUS.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities held by the Fund.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you, and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities held by the Fund.

Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the underlying shares or the securities held by the Fund. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS.  Any of these activities by us or one or more of our affiliates may affect the price of the underlying shares and, therefore, the market value of the PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM determined the initial share price, and will determine the final share price, fund return and the amount of cash, if any, you will receive at maturity.  Moreover, certain determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or the calculation of the final share price in the event of a market disruption event or discontinuance of the Fund. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations see “Additional Terms of the PLUS” below.

▪
The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect the underlying shares. RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

▪
Significant aspects of the tax treatment of the PLUS are uncertain. The tax treatment of an investment in the PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of an investment in the PLUS, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the PLUS even though that holder will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the PLUS should be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

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PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Terms of the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Adjustment factor:
1.0, subject to adjustment.  If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of the underlying shares:
The closing price for one share of the underlying shares (or one unit of any other security for which a closing price must be determined) on any trading day means:

•     if the underlying shares (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the underlying shares (or any such other security) are listed or admitted to trading, or

•     if the underlying shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for the underlying shares (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the closing price of the underlying shares will nevertheless be determined as set forth above under “—Closing price of the underlying shares.” If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

•     a suspension, absence or material limitation of trading in the underlying shares on their primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•     a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•     the underlying shares do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the underlying shares, as determined by the calculation agent in its sole discretion; or

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PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•     any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•     a limitation on the hours or number of days of trading in the underlying shares on their primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•     a decision to permanently discontinue trading in the option or futures contracts relating to the underlying shares.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the underlying shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts, by reason of any of:

•     a price change exceeding limits set by that market;

•     an imbalance of orders relating to those contracts; or

•     a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying shares in the primary market for those contracts.

Discontinuation of the Fund:
If WTAM discontinues operation of the Fund and WTAM or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (the successor fund), then the calculation agent will substitute the successor fund for the Fund and determine the closing price of the underlying shares on the valuation date as described above under “—Closing price of the underlying shares.”

If WTAM discontinues operation of the Fund and:

•     the calculation agent does not select a successor fund, or

•     the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for the underlying shares in accordance with the procedures last used to calculate the price of the underlying shares before any discontinuation but using only those securities that were held by the applicable fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the underlying shares as described below, the successor fund or price will be used as a substitute for the underlying shares for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if WTAM elects to re-establish the Fund, unless the calculation agent in its sole discretion decides to use the re-established Fund.

If WTAM discontinues operation of the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•      the determination of the final share price, or

•      a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the closing price of the underlying shares as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the PLUS, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

The exchange means the primary organized exchange or quotation system for trading the underlying shares, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

A related exchange means each exchange or quotation system on which futures or options contracts relating to the underlying shares are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the underlying shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the underlying shares on that temporary substitute exchange or quotation system as on the original related exchange).

Default interest upon acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 PLUS

Additional amounts
We will pay any amounts to be paid by us on the PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)         with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)         who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the PLUS, the holding of PLUS or the receipt of payments thereunder;

(iii)          who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)        who presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.             the due date for payment thereof, or

b.          if the full amount of the monies payable on such date has not been received by    the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the PLUS in accordance with the Indenture;

(v)         who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

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PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

(vi)        who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the PLUS at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of the PLUS:	Book-entry

Trustee:	The Bank of New York Mellon

Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Validity of the PLUS:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the PLUS have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the PLUS will be validly issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 30, 2015, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on April 30, 2015.

In the opinion of Morrison & Foerster LLP, when the PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the PLUS will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 30, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated April 30, 2015.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Contact” in “Additional Terms of the PLUS” of this pricing supplement, and the section “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the WisdomTree® Japan Hedged Equity Fund

We have derived the following information from publicly available documents published by WisdomTree Trust (“WTT”), a registered investment company. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Fund, and the Fund will have no obligations with respect to the PLUS.

The Fund is an investment portfolio maintained and managed by WTT. WTAM is currently the investment adviser to the Fund, and Mellon Capital Management Corporation is the sub-adviser to the Fund. The Fund trades on the NYSE Arca, Inc. under the ticker symbol “DXJ.”

WTT is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by WTT under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.

Investment Strategy

The Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree® Japan Hedged Equity Index. The Underlying Index seeks to provide returns based on the performance of Japanese equity securities, while mitigating or “hedging” against fluctuations between the value of the Japanese yen and the U.S. dollar. As of September 30, 2015, the Fund’s holdings represented the following principal sectors: Consumer Discretionary, Industrials, Information Technology, Financials, Consumer Staples, Materials and Health Care.

The Fund employs a “passive management” – or indexing – investment approach designed to track the performance of the Underlying Index, as described below. The Fund generally uses a “representative sampling” strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the Underlying Index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the Underlying Index as a whole. Under normal circumstances, at least 95% of the Fund’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the Underlying Index and investments that have economic characteristics that are substantially identical to the economic characteristics of such component securities. The Fund also may invest its assets in cash and cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options and swaps.

To the extent the Underlying Index concentrates (i.e., holds 25% or more of its total assets in the securities of a particular industry or group of industries), the Fund will seek to concentrate its investments to approximately the same extent as the Underlying Index.

Hedging of Currency Risk

The Fund intends to enter into forward currency contracts or futures contracts designed to offset the Fund’s exposure to the Japanese yen. A forward currency contract is a contract between two parties to buy or sell a specific currency in the future at an agreed upon exchange rate. A foreign currency futures contract is a contract involving an obligation to deliver or acquire the specified amount of a specific currency, at a specified price and at a specified future time.  The amount of forward contracts and futures contracts in the Fund is based on the aggregate exposure of the Fund and the Underlying Index to the Japanese yen. While this approach is designed to minimize the impact of currency fluctuations on the Fund’s returns, it does not necessarily eliminate the Fund’s exposure to the yen. The return of the forward currency contracts and currency futures contracts may not perfectly offset the actual fluctuations between the yen and the U.S. dollar.

The Underlying Index

The Underlying Index is a designed to measure the performance of the dividend-paying segment of the Japan stock market, while minimizing exposure to the Japanese yen fluctuations relative to the U.S. dollar. The Underlying Index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. By excluding companies that derive 80% or more of their revenue from Japan, the Underlying Index is concentrated on dividend-paying companies with a more significant non-Japan revenue base.  The companies included in the Underlying Index typically have greater exposure to the value of global currencies and, in many cases, their business prospects historically have improved when the value of the Japanese yen has declined and have weakened when the value of the Japanese yen has increased. Constituent securities are weighted based on dividends paid over the prior annual cycle. The Underlying Index tracks the performance of the WisdomTree® Japan Dividend Index (the “WT Japan Dividend Index”) absent the effect of the fluctuation of the Japanese Yen against the U.S. dollar. The Underlying Index is calculated in U.S. dollars and published daily on Bloomberg under the ticker symbol “WTIDJH <Index>.” The Underlying Index was established with a base value of 100 on February 1, 2010.

WTI, as index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies in each sector. The following sectors are currently included in the Underlying Index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities.

Objectives and Guiding Principles of the Underlying Index

The selection and weighting methodology of the Underlying Index are identical to those of the WT Japan Dividend Index, as described below. The Underlying Index is designed to remove from index performance the impact of changes to the value of the Japanese yen relative to the U.S. dollar. In this sense, the Underlying Index attempts to “hedge” against fluctuations in the relative value the Japanese yen against the U.S. dollar. The Underlying Index is designed to have higher returns than the WT Japan Dividend Index when the yen is weakening relative to the U.S. dollar. Conversely, the Underlying Index is designed to have lower returns than the WT Japan Dividend Index when the yen is rising relative to the U.S. dollar.

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PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Calculation of the Underlying Index

The Underlying Index hedges the currency effects of the WT Japan Dividend index and is calculated as follows:

Where:

•	Forward Rate = WM/Reuters one-month forward rate in Japanese yen per U.S. dollar (as published by the WM Company to reflect the spot rate in Japanese yen per U.S. dollar one month in the future);

•	Spot Rate = spot rate in Japanese yen per U.S. dollar;

•	m=month, d= 1, 2, 3,... D calendar days (i.e., md is day d for month m and m0 is the last day of month m-1). D=Total number days in month.

Membership Criteria

The Underlying Index consists only of companies that:

•
meet the minimum liquidity requirements established by WTI, including the requirement that shares of such component companies must have traded at least 250,000 shares per month for each of the six months preceding the annual screening date;

•	are incorporated in Japan;

•	list their shares on the Tokyo Stock Exchange;

•	have paid at least $5 million in cash dividends on common stock shares in the annual cycle prior to the annual reconstitution;

•	have a market capitalization of at least $100 million on the annual screening date; and

•	have an average daily dollar volume of at least $100,000 for three months preceding the annual screening date.

Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

Weighting of the Underlying Index

The Underlying Index is a modified capitalization-weighted index that employs a weighting formula designed to reflect the effect that dividends play in the total return of the Underlying Index. The initial weight of an index component at the annual reconstitution, the “Cash Dividend Factor,” is derived by multiplying the U.S. dollar value of the company’s annual dividend per share by the number of common shares outstanding for that company. The Cash Dividend Factor is calculated for every index component and then summed. Each component’s weight is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in the WT Japan Dividend Index, and is set immediately after the close of trading on the third Wednesday of June. New component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “International Reconstitution Date”). Special dividends are not included in the weights computation.

The WT Japan Dividend Index is modified, and all other components in the WT Japan Dividend Index are rebalanced at the close of the current calendar quarter should the following occur:

•	if any company achieves a weighting equal to or greater than 24.0% of the WT Japan Dividend Index, its weighting will be reduced to 20.0%; or

•
if the “collective weight” of index components whose individual current weights equal or exceed 5.0% of the WT Japan Dividend Index, when added together, equal or exceed 50.0% of the WT Japan Dividend Index, the weightings of those component securities will be reduced so that their collective weight equals 40.0% of the WT Japan Dividend Index.

Further iterations of the adjustments may occur until no company or group of companies violate the rules described above.

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PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

If any sector achieves a weight equal to or greater than 25% of the WT Japan Dividend Index, the weights of companies will be proportionally reduced to 25% as of the annual screening date. In response to market conditions, sector weights may fluctuate above 25% between annual screening dates.

Calculation of the WT Japan Dividend Index

The WT Japan Dividend index is calculated as follows:

Si{SiPi Ei}

Div

Where:

•	Si = Number of shares in the index for security i;

•	Pi = Price of security i;

•	Ei = U.S. dollars per Japanese yen; if the security price is in U.S. dollars, Ei = 1; and

•	Div = Divisor.

Dividend Treatment

The Underlying Index is calculated to capture price appreciation and total return, which assumes dividends are reinvested in the index securities. Where information is available about both gross and net dividends, the Underlying Index assumes reinvestment of net dividends. Normal dividend payments are reinvested and accounted for in the Underlying Index, while special dividends that are not reinvested in the index require index divisor adjustments to prevent the distribution from distorting the price index.

Multiple Share Classes

In the event that a component company issues multiple classes of shares of common stock, each class of shares will be included in the WT Japan Dividend Index, provided that dividends are paid on those shares. Conversion of a share class into another share class results in the deletion of the share class being phased out and an increase in shares of the surviving share class, provided that the surviving share class is in the WT Japan Dividend Index.

Index Maintenance

Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the WT Japan Dividend Index shares and the stock prices of the component companies in the WT Japan Dividend Index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the WT Japan Dividend Index shares or the stock prices of the component companies in the index. Other corporate actions, such as special dividends and entitlements, may require index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions. Whenever possible, changes to the WT Japan Dividend Index’s components, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Component Changes

•
Additions. Additions will be made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading the International Reconstitution Date. No additions are made between annual reconstitutions.

•
Deletions. Shares of the following companies will deleted from the WT Japan Dividend Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the WT Japan Dividend Index if:

o	a component company is re-incorporated outside Japan;

o	a component company cancels its dividend payments;

o	a component company files for bankruptcy; or

o	a component company is de-listed or acquired by a company outside of the Underlying Index.

Companies being acquired will be deleted from the Underlying Index immediately before the effective date of the acquisition or upon notice of a suspension of trading in the stock of the company that is being acquired. If a component company is acquired by another company in the WT Japan Dividend Index for stock, the acquiring company’s shares and weight in the Underlying Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date.

Component companies that reclassify their shares (i.e., that convert multiple share classes into a single share class) remain in the WT Japan Dividend Index, although index shares are adjusted to reflect the reclassification.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Spin-Offs and Initial Public Offerings

If a company is spun-off from an existing component company and pays a regular cash dividend, it is not allowed into the Underlying Index until the next annual reconstitution, provided it meets all other inclusion requirements described above. If the spin-off shares of publicly traded companies are included with their parent company in the WT Japan Dividend Index, the weights of the parent company and remaining components are adjusted proportionately to reflect the change in the composition. Companies that affect an initial public offering and that pay regular cash dividends and that meet all other index inclusion requirements must wait until the next annual reconstitution to be included in the WT Japan Dividend Index.

Index Divisor Adjustments

Changes in the WT Japan Dividend Index market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the WT Japan Dividend Index’s continuity. By adjusting the divisor, the WT Japan Dividend Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described above, or combinations of different types of corporate events and other exceptional cases, WTI reserves the right to determine the appropriate implementation method.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Information

The table below sets forth the daily published high and low official closing prices, as well as the end-of-quarter official closing prices, of the underlying shares for each quarter in the period from January 1, 2011 through September 30, 2015. The graph below sets forth the daily official closing prices of the underlying shares for the period from January 1, 2011 through September 30, 2015. We obtained the information below from Bloomberg Financial Markets, without independent verification. You should not take the historical performance of the underlying shares as an indication of its future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

The WisdomTree® Japan Hedged Equity Fund

Information as of market close on September 30, 2015:

Bloomberg Ticker Symbol:	DXJ	52 Weeks Ago:	$52.32
Current Price:	$48.66	52 Week High (on 6/1/2015):	$60.52
		52 Week Low (on 10/16/2014):	$46.84

The WisdomTree® Japan Hedged Equity Fund	High($)	Low($)
2011
First Quarter	41.21	33.50
Second Quarter	37.23	34.39
Third Quarter	37.06	31.56
Fourth Quarter	33.06	30.49
2012
First Quarter	37.02	31.40
Second Quarter	36.71	30.08
Third Quarter	33.42	30.34
Fourth Quarter	36.88	30.77
2013
First Quarter	44.23	36.66
Second Quarter	52.91	40.82
Third Quarter	49.48	43.89
Fourth Quarter	50.84	45.31
2014
First Quarter	50.43	45.07
Second Quarter	50.60	44.84
Third Quarter	52.87	48.48
Fourth Quarter	57.53	46.84
2015
First Quarter	56.43	47.42
Second Quarter	60.52	54.92
Third Quarter	58.27	47.72

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

WisdomTree Japan Hedged Equity Fund – Historical Closing Prices January 1, 2011 to September 30, 2015

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the PLUS. It does not purport to be a complete analysis of all tax considerations relating to the PLUS. Prospective purchasers of the PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the PLUS and receiving payments under the PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement.  It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the Fund or any of the entities whose stock is included in the Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the Fund or any of the entities whose stock is included in the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the Fund or the entities whose stock is included in the Fund and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the PLUS for all tax purposes in accordance with such characterization.  If the PLUS are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the PLUS. In general, a U.S. holder’s tax basis in the PLUS will be equal to the price the holder paid for the PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

While the matter is not entirely clear, there exists a substantial risk that an investment in the PLUS is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the PLUS will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the PLUS.

Alternative Treatments.  Alternative tax treatments of the PLUS are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it is possible to treat the PLUS, and the Internal Revenue Service might assert that a PLUS should be treated, as a single debt instrument. Pursuant to such characterization, since the PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the PLUS are so treated, a holder would generally be required to accrue interest income over the term of the PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the PLUS.   In addition, any gain a holder might recognize upon the sale, exchange or maturity of the PLUS would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the PLUS, and thereafter, would be capital loss.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Because of the absence of authority regarding the appropriate tax characterization of the PLUS, it is also possible that the Internal Revenue Service could seek to characterize the PLUS in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the PLUS should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the PLUS.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code (as discussed above) might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the PLUS.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the PLUS. A non-U.S. holder is a beneficial owner of a PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, including the PLUS, may be treated as dividend equivalents. However, withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2016  If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the PLUS should be subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Therefore, if such withholding applies, any payments on the PLUS will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the PLUS.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Use of Proceeds and Hedging

The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.

Supplemental Information Regarding Plan of Distribution; Conflicts of Interest

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the PLUS and will receive a fee of $0.225 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.175 for each of the PLUS they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each PLUS. Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.

Delivery of the PLUS will be made against payment for the PLUS on October 5, 2015, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

The value of the PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the PLUS if RBCCM or another of our affiliates were to make a market in the PLUS (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately seven months, the value of the PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the PLUS at that time.  This is because the estimated value of the PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the PLUS.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your PLUS, it expects to do so at prices that reflect its estimated value.

Structuring the PLUS

The PLUS are our debt securities, the return on which is linked to the performance of the underlying shares. As is the case for all of our debt securities, including our structured notes, the economic terms of the PLUS reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the PLUS at the time their terms were set. Unlike the estimated value included in this document, any value of the PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the PLUS than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying shares, and the tenor of the PLUS. The economic terms of the PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the PLUS reduced the economic terms of the PLUS to you and resulted in the initial estimated value for the PLUS on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the PLUS is less than the price to the public” above.

September 2015

PLUS Based on the Performance of the WisdomTree® Japan Hedged Equity Fund due January 5, 2017 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the PLUS.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if PLUS are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person”, unless those PLUS are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the PLUS and the transactions contemplated with respect to the PLUS.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the PLUS, you should consult your legal counsel.

September 2015